EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

David G. Kreher                 Fred A. Nielson               Al Palombo
Chief Financial Officer         Investor Relations            Cameron Associates
(636) 537-9715                  (636) 733-1314                212-554-5488

           Reliv International Posts 23 Percent Increase in Net Sales,
                Paced By Growth in the U.S. Market During 3Q 2004

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO, November 3, 2004 -- Reliv International, Inc. (Nasdaq/NM -
RELV), an international manufacturer and network marketer of nutritional supplements and other food technology products, today announced its results of operations for the three months ending September 30, 2004 and for the first nine months of the year.

The company posted a 23 percent increase in worldwide net sales during the third quarter of 2004, totaling $24.17 million - compared to sales of $19.61 million in 3Q 2003. Net income available to common shareholders advanced 6 percent to $1.26 million, or $0.08 per share basic ($0.07 per share diluted) in the third quarter, up from $1.19 million, or $0.08 per share basic ($0.07 per share diluted) in 3Q 2003. Third quarter earnings were impacted by certain one-time costs associated with the adoption of the documentation and testing of internal controls requirements of the Sarbanes-Oxley Act.

This provision in the Sarbanes-Oxley Act ("Act") was intended to be a key initiative to provide shareholders and the investing public greater confidence in the accuracy and quality of the financial information provided by companies. Although it has placed an enormous burden on small cap companies, such as Reliv, the company supports the principles behind the Act. However, the cost associated in meeting the Act's requirements have been substantial. During the third quarter of 2004, the company spent an additional $630,000 on accounting and related fees than it did in the prior year quarter. Most of those additional expenses related to the work performed on the internal control documentation and testing as required under the Act. Through nine months of 2004, the company has spent an additional $930,000 on accounting and related fees than it did during the same period in 2003. Many of these expenses will be one-time costs, as part of the first year start up and documentation.

For the first nine months of 2004, Reliv produced a 28 percent increase in net sales, to $71.54 million, compared to $56.05 million during the first nine months of 2003. Net income available to common shareholders grew to $4.09 million - or $0.26 per share basic ($0.24 per share diluted). This represents a 33 percent increase over the earnings generated during the first nine months of 2003.

Strong sales growth in the United States, the company's largest geographic market, set the pace for Reliv's results in 3Q 2004. Net sales in the U.S. increased 23 percent in 3Q 2004 compared to the same period last year. Year-to-date net sales have grown 29 percent in the U.S. versus 2003. Reliv also reported a 27 percent increase in net sales from its international markets during the third quarter, led by solid growth in Malaysia, Singapore, Canada, Australia and New Zealand.

                                   -- MORE --

Reliv International, Inc.
ADD ONE

Robert L. Montgomery, President and Chief Executive Officer of Reliv, said, "Despite a challenging economy, our sales growth in key markets continues to be quite vigorous. In fact, we have produced sales growth of at least 20 percent in the United States for ten quarters in a row now. Importantly, these results are being generated without major product introductions or new lines of business. We've shown that we can grow at a very attractive rate, simply by focusing on the fundamentals of our business."

According to Mr. Montgomery, Reliv's International Conference in August attracted about 6,000 independent Reliv distributors from around the world - making it the largest such event in the company's history. Reliv's distributor development activities also continue to fare well in 2004, Mr. Montgomery said, with total Master Affiliates up 31 percent worldwide on September 30, 2004, compared to the number who had earned that designation through the first nine months of 2003.

The company also announced a new clinical trial program that will submit several of its core products, as well as new products now in development, to independent laboratory testing. A principal goal of this program is to establish clinical evidence of the safety and efficacy of Reliv's products, according to Dr. Carl
W. Hastings, Reliv Vice President and Chief Food Scientist.

Reliv International, Inc., based in suburban St. Louis, manufactures and distributes several lines of food products, including nutritional and fiber supplements, diet management products, functional foods, sports drink mixes and a line of premium skin care products. Its proprietary product lines include an extensive line of soy-based products. Reliv International's common stock trades on The Nasdaq Stock Market(R) under the symbol RELV.

The Company will host a conference call to discuss the third quarter and first nine months earnings with institutional investors at 1:00 p.m. Eastern Standard Time on November 3, 2004.

The dial-in number for institutional investors is 800-399-3409, conference code 1770063. A replay of this call will be available for 72 hours by telephone from 3:00 p.m. Eastern by calling 800-642-1687 and using conference code 1770063. A live webcast of this call will be available through the Investor Relations section of the Company's Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on the Company's Web site in the Investor Relations section twenty-four hours after the call concludes. Please access the web site at least 15 minutes before the scheduled conference call to register.

NOTE: Any statement released by Reliv International, Inc. that is forward looking is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospect and performance. This includes economic, competitive, governmental, technological and other factors described in the Company's filings with the SEC on forms 10-K and 10-Q.

                        -- FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD TWO

Consolidated Balance Sheets

                                                         September 30        December 31
                                                             2004               2003
                                                         -------------------------------
                                                         (Unaudited)
Assets

Current Assets:
  Cash and cash equivalents                              $  9,143,714       $  7,902,508
  Accounts and notes receivable, less allowances of
     $7,600 in 2004 and $8,600 in 2003                        711,707            751,887
  Accounts due from employees and distributors                106,706             72,846
  Inventories                                               6,166,423          4,670,319
  Other current assets                                      1,807,476          1,024,103
                                                         -------------------------------

Total current assets                                       17,936,026         14,421,663

Other assets                                                1,117,747            793,091
Accounts due from employees and distributors                  185,294             52,291
Net property, plant and equipment                          10,075,958          9,413,871
                                                         -------------------------------

Total Assets                                             $ 29,315,025       $ 24,680,916
                                                         ===============================

Liabilities and Stockholders' Equity

Total current liabilities                                   9,055,983          7,165,368
Long-term debt, less current maturities                     3,439,111          3,700,138
Deferred income taxes                                          77,000             77,000
Other non-current liabilities                                 901,198            666,032
Stockholders' equity                                       15,841,733         13,072,378
                                                         -------------------------------

Total Liabilities and Stockholders' Equity               $ 29,315,025       $ 24,680,916
                                                         ===============================

Consolidated Statements of Operations

                                                         Three months ended September 30        Nine months ended September 30
                                                             2004               2003                2004                2003
                                                         -------------------------------       --------------------------------
                                                          (Unaudited)        (Unaudited)        (Unaudited)         (Unaudited)
Sales at Retail                                          $ 34,654,446       $ 27,160,056       $ 102,794,387       $ 79,424,022
  Less Distributor allowances on product purchases         10,482,388          7,546,330          31,253,292         23,372,199
                                                         -------------------------------       --------------------------------

Net Sales                                                  24,172,058         19,613,726          71,541,095         56,051,823

Costs and expenses:
  Cost of products sold                                     4,139,646          3,300,127          11,994,551          9,616,540
  Distributor royalties and commissions                     9,534,381          7,599,097          28,417,457         21,768,802
  Selling, general and administrative                       8,433,789          6,675,449          24,269,000         19,368,226
                                                         -------------------------------       --------------------------------

Total Costs and Expenses                                   22,107,816         17,574,673          64,681,008         50,753,568
                                                         -------------------------------       --------------------------------

Income from operations                                      2,064,242          2,039,053           6,860,087          5,298,255

Other income (expense):
  Interest income                                              28,849             22,753              77,202             62,657
  Interest expense                                            (65,621)           (50,422)           (177,523)          (188,430)
  Other income\expense                                         43,662             16,269              65,880             77,773
                                                         -------------------------------       --------------------------------

Income before income taxes                                  2,071,132          2,027,653           6,825,646          5,250,255
Provision for income taxes                                    807,000            815,000           2,719,000          2,129,000
                                                         -------------------------------       --------------------------------

Net Income                                                  1,264,132          1,212,653           4,106,646          3,121,255
Preferred dividends accrued and paid                               --             19,516              12,292             42,016
                                                         -------------------------------       --------------------------------

Net income available to common shareholders              $  1,264,132       $  1,193,137       $   4,094,354       $  3,079,239
                                                         ===============================       ================================

Earnings per common share - Basic                        $       0.08       $       0.08       $        0.26       $       0.21
                                                         ===============================       ================================

Weighted average shares                                    15,864,000         14,956,000          15,473,000         14,954,000
                                                         ===============================       ================================

Earnings per common share - Diluted                      $       0.07       $       0.07       $        0.24       $       0.18
                                                         ===============================       ================================

Weighted average shares                                    16,974,000         17,120,000          17,069,000         16,956,000
                                                         ===============================       ================================

                                    ** 30 **